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                                                                    EXHIBIT 11.1


                          MEDSTONE INTERNATIONAL, INC.


                      COMPUTATION OF PER SHARE INFORMATION




                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                        JUNE 30,                              JUNE 30,
                                               -----------------------------      --------------------------------
                                                   1996              1995              1996              1995
                                               ------------      ------------     -------------      -------------
Earnings:
  Net income (loss)   . . . . . . . . . .      $ (3,030,560)     $    916,611      $ (2,413,246)      $  2,009,288
                                               ============      ============      ============       ============

Computation of primary per share
 information:
  Shares:
    Number of shares outstanding(b)   . .         5,531,750         5,190,532         5,532,093          5,173,758
    Add effect of outstanding
       options and warrants (a)   . . . .                --           311,477                --            342,905
                                               ------------      ------------      ------------       ------------
    Number of shares outstanding, as
       adjusted   . . . . . . . . . . . .         5,531,750         5,502,009         5,532,093          5,516,663
                                               ============      ============      ============       ============

  Primary earnings per share:
    Net income (loss)   . . . . . . . . .      $       (.55)      $       .17       $      (.44)      $        .36
                                               ============       ============      ===========        ===========

Computation of fully diluted per
 share information:
  Shares:
    Number of shares outstanding
       per primary computation  . . . . .                           5,190,532                            5,173,758
    Add effect of outstanding options and
       warrants (a)   . . . . . . . . . .                             344,541                              399,005
                                                                 ------------                         ------------
    Number of shares outstanding as
       adjusted   . . . . . . . . . . . .                           5,535,073                            5,572,763
                                                                 ============                         ============

  Fully diluted earnings per share:
    Net income    . . . . . . . . . . . .                        $        .17                         $        .36
                                                                 ============                         ============

- -------------------
(a) As determined by the application of the treasury stock method.
(b) Weighted average number of shares outstanding.




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